Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14C
(Form Type)

United Homes Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$96,077,116.30(1)(2)	0.00013810	$13,268.25(3)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$96,077,116.30
Total Fees Due for Filing			$13,268.25
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$13,268.25

(1)	Aggregate number of securities to which transaction applies: As of the close of business on March 26, 2026, the maximum number of securities of United Homes Group, Inc. (the “Company”) to which this transaction applies is estimated to be 81,421,285, which consists of:
	(a)	21,853,341 shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), entitled to receive the per share merger consideration of $1.18;
	(b)	36,973,876 shares of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), entitled to receive the per share merger consideration of $1.18;
	(c)	70,689 shares of the Class A Common Stock underlying outstanding restricted stock units of the Company subject solely to time-based vesting conditions (“Company RSUs”), which may be entitled to receive the per share merger consideration of $1.18;
	(d)	637,000 shares of the Class A Common Stock underlying outstanding restricted stock units of the Company subject to performance-based vesting conditions (“Company PSUs”) (with any performance-based goals deemed to be achieved and satisfied at target), which may be entitled to receive the per share merger consideration of $1.18; and
	(e)	21,886,379 earn out shares (“Earn Out Shares”) to be issued, consisting of both Class A Common Stock (3,451,228 shares) and Class B Common Stock (18,435,151 shares).

(2)	In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the transaction estimated solely for purposes of calculating the filing fee was calculated, as of March 26,2026, based upon the sum of:
	(a)	21,853,341 shares of the Class A Common Stock multiplied by the merger consideration of $1.18 per share;
	(b)	36,973,876 shares of the Class B Common Stock multiplied by the merger consideration of $1.18 per share;
	(c)	70,689 shares of the Class A Common Stock underlying Company RSUs multiplied by the merger consideration of $1.18 per share;
	(d)	637,000 shares of the Class A Common Stock underlying Company PSUs, multiplied by the merger consideration of $1.18 per share; and
	(e)	21,886,379 Earn Out Shares, multiplied by the merger consideration of $1.18 per share.

(3)	In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined by multiplying 0.00013810 by the sum of the preceding sentence.